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                                  Exhibit 99.4

AT CHARTERMAC                     FINANCIAL RELATIONS BOARD/BSMG WORLDWIDE
Brenda Abuaf                      Joseph Calabrese - General Info (212) 445-8434
Director of Shareholder Services  Maura Gedid - Analyst Info (212) 445-8434
(800) 831-4826

                  CHARTER MUNICIPAL MORTGAGE ACCEPTANCE COMPANY
                   NAMES CHARLES L. EDSON TO BOARD OF TRUSTEES

NEW YORK, NY - JULY 16, 2001 - The Board of Trustees of Charter Municipal Mortgage Acceptance Company ("CharterMac") (AMEX: CHC) today announced that Charles L. Edson, partner at Nixon Peabody LLP, was named an Independent member of the Board of Trustees of the Company.

During his tenure at Nixon Peabody LLP, Mr. Edson has been involved in all phases of law relating to housing development, management finance and taxation. He currently serves as counsel to a myriad of governmental, trade and public interest entities and groups on housing and legislative matters and is the Co-Editor-in-Chief for the Housing and Development Reporter, a news and information service published by The West Group. Furthermore, Mr. Edson chairs numerous housing seminars, lecturing extensively on housing and development matters and also serves as an Adjunct Professor of Law at Georgetown University Law Center where he teaches a seminar on federally assisted housing programs. Mr. Edson will become a Retired Partner at Nixon Peabody LLP on February 1, 2002.

Prior to joining Nixon Peabody LLP, Mr. Edson was a partner at Peabody and Brown. During his career, he has served as the Transition Director for the Department of Housing and Urban Development on President Carter's transition staff and has also held the position of Chief in the Public Housing Section at the Office of General Counselor at the Department of Housing and Urban Development. Mr. Edson is also the Author and co-author of a number of publications pertaining to federally assisted, Section 8 and affordable, senior, low and moderate-income housing as well as the secondary mortgage market. Additionally, Mr. Edson serves as Vice Chairman of the Maryland Historic Trust. Mr. Edson graduated Magna Cum Laude in Government from Harvard College where he was also a Missouri nominee in the Rhodes Scholar competition. Mr. Edson is a graduate of Harvard Law School.

Mr. Edson replaces Thomas W. White who has served as an Independent Trustee on the Board of CharterMac since 2000. Mr. White was hired as a consultant to Related Capital Company ("RCC") and is therefore no longer deemed an Independent Trustee as defined in CharterMac's Amended and Restated Trust Agreement. However, Mr. White will continue to serve CharterMac as a member of the Board of Trustees.

Stuart J. Boesky, President and CEO of CharterMac commented, "We are very pleased to announce the addition of Charles Edson as an Independent Trustee to our Board. Mr. Edson's extensive knowledge of both the affordable housing market and low income housing tax credits will prove invaluable during his tenure with CharterMac. At the same time, we are delighted to have Mr. White join RCC as a consultant. His time spent with RCC will be a great benefit to CharterMac."

For more information, please visit us at www.chartermac.com.

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THE ENCLOSED MATERIALS CONTAIN FORWARD-LOOKING STATEMENTS WITHIN THE MEANING OF
THE "SAFE HARBOR" PROVISIONS OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995. THESE STATEMENTS ARE BASED ON MANAGEMENT'S CURRENT EXPECTATIONS AND BELIEFS AND ARE SUBJECT TO A NUMBER OF FACTORS AND UNCERTAINTIES THAT COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE DESCRIBED IN THE FORWARD-LOOKING STATEMENTS. SUCH FORWARD-LOOKING STATEMENTS SPEAK ONLY AS OF THE DATE OF THIS PRESS RELEASE. CHARTERMAC EXPRESSLY DISCLAIMS ANY OBLIGATION OR UNDERTAKING TO RELEASE PUBLICLY ANY UPDATES OR REVISIONS TO ANY FORWARD-LOOKING STATEMENTS CONTAINED HEREIN TO REFLECT ANY CHANGE IN CHARTERMAC'S EXPECTATIONS WITH REGARD THERETO OR CHANGE IN EVENTS, CONDITIONS OR CIRCUMSTANCES ON WHICH ANY SUCH STATEMENT IS BASED.